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Exhibit 21.1

Health Net, Inc. (DE)(95-4288333) (All Subsidiaries wholly owned unless otherwise indicated)
•	Health Net of California, Inc. (CA)(95-4402957)
	–	Health Net Life Insurance Company (CA)(73-0654885)
•	Health Net of the Northeast, Inc. (DE)(06-1116976)
	–	FOHP, Inc. (NJ)(22-3314813)
> Health Net of New Jersey, Inc. (NJ)(22-3241303)
> First Option Health Plan of Pennsylvania, Inc. (PA)(52-1935749)
> FOHP Agency, Inc. (NJ)(22-3409934)
	–	Physicians Health Services (Bermuda) Ltd. (Bermuda)(98-0153069)
	–	Health Net of Connecticut, Inc. (CT)(06-1084283)
	–	Health Net of New York, Inc. (NY)(06-1174953)
	–	Health Net Insurance of New York, Inc. (NY)(13-3584296)
	–	Health Net Insurance Services, Inc. (CT)(06-1254380)
	–	Health Net Insurance of Connecticut, Inc. (CT)(06-1434898)
	–	PHS Real Estate, Inc. (DE)(06-1467640)
> PHS Real Estate II, Inc. (DE)(06-1459019)
•	Questium, Inc.(DE)(68-0443608)
•	QualMed, Inc. (DE)(84-1175468)
	–	QualMed Plans for Health of Colorado, Inc. (CO)(84-0975985)
	–	Health Net Health Plan of Oregon, Inc. (OR)(93-1004034)
•	HSI Eastern Holdings, Inc. (PA)(23-2424663)
	–	Greater Atlantic Health Service, Inc. (DE)(23-2632680)
> Health Net of Pennsylvania, Inc. (PA)(23-2348627)
> Greater Atlantic Preferred Plus, Inc. (PA)(23-2665783)
> Employ Better Care, Inc. (PA) (23-2697017)
•	HSI Advantage Health Holdings, Inc. (DE)(23-2867299)
	–	QualMed Plans for Health of Ohio and West Virginia, Inc. (OH)(25-1803681)
	–	QualMed Plans for Health of Western Pennsylvania, Inc. (PA)(23-2867300)
	–	Pennsylvania Health Care Plan, Inc. (PA)(25-1516632)
•	FH-Arizona Surgery Centers, Inc. (AZ)(86-0836312)
•	FH Surgery Limited, Inc. (CA)(68-0390434)
•	FH Surgery Centers, Inc. (CA)(68-0390435)
	–	Greater Sacramento Surgery Center Limited Partnership (CA) (68-0343818)*
•	Foundation Health Facilities, Inc. (CA)(68-0390438)
•	FH Assurance Company (Cayman Islands)(98-0150604)
•	Foundation Health Warehouse Company (CA)(68-0357852)
•	Memorial Hospital of Gardena, Inc. (CA)(33-0466850)
•	East Los Angeles Doctors Hospital, Inc. (CA)(95-3275451)
•	Health Net Vision, Inc. (CA)(77-0067022)
•	Health Net Dental, Inc. (CA)(94-2197624)
•	Managed Alternative Care, Inc. (CA)(95-4205929)
•	American VitalCare, Inc. (CA)(22-2646452)
•	Health Net Federal Services, Inc. (DE)(68-0214809)
	–	Health Net Federal Services of Hawaii, Inc. (HI) (99-0240224)
•	Health Net Pharmaceutical Services (CA)(68-0295375)
•	Intercare, Inc. (AZ)(86-0660443)
•	Health Net of Arizona, Inc.(AZ)(36-3097810)
•	Managed Health Network, Inc. (DE)(95-4117722)
	–	Health Management Center, Inc. (MA) (04-2742159)
	–	Health Management Center, Inc. of Wisconsin (WI)(39-1528989)
	–	HMC PPO, Inc. (MA)(04-3237484)
	–	Managed Health Network (CA)(95-3817988)
	–	MHN Reinsurance Company of Arizona (AZ)(95-4361727)
	–	MHN Services (CA)(95-4146179)
> MHN Services IPA, Inc. (NY)(13-4027559)

•	Health Net Employer Services, Inc. (formerly known as Employer & Occupational Services Group, Inc.) (CA)(33-0854987)
	–	Health Net Plus Managed Care Services, Inc. (formerly known as EOS Managed Care Services) (CA)(68-0303353)
	–	Health Net Services, Inc. (formerly known as EOS Services) (DE)(94-3037822)
	–	Health Net CompAmerica, Inc. (formerly known as CompAmerica, Inc.) (DE)
•	Gem Holding Corporation (UT)(87-0445881)
	–	Gem Insurance Company (UT)(87-0451573)
•	National Pharmacy Services, Inc. (DE)(84-1301249)
	–	Integrated Pharmacy Systems, Inc. (PA)(23-2789453)**
•	QualMed Plans for Health of Pennsylvania, Inc. (PA)(23-2456130)

*
FH Surgery Centers, Inc. and FH Surgery Limited, Inc. own general and limited partnership units, respectively, representing slightly over 50% of the total equity of Greater Sacramento Surgery Center Limited Partnership (which specific percentage fluctuates from time to time)

**
National Pharmacy Services, Inc. owns approximately 90% of the outstanding common stock.

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  Exhibit 21.1